Exhibit 99.1

XenoPort Reports Fourth Quarter and Year-End 2009 Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--February 22, 2010--XenoPort, Inc. (Nasdaq:XNPT) announced today its financial results for the fourth quarter and year ended December 31, 2009. Revenues for the quarter were $5.8 million, compared to $10.6 million for the same period in 2008. Net loss for the fourth quarter was $18.3 million, compared to a net loss of $18.7 million for the same period in 2008. At December 31, 2009, XenoPort had cash and cash equivalents and short-term investments of $143.7 million.

XenoPort Business Updates

The following are XenoPort’s key events since the beginning of the fourth quarter of 2009:

  The receipt of a Complete Response letter from the U.S. Food and Drug Administration (FDA) regarding the new drug application (NDA) for Horizant™ (gabapentin enacarbil) Extended-Release Tablets, an investigational, non-dopaminergic treatment for moderate-to-severe primary restless legs syndrome (RLS). The FDA concluded that a preclinical finding of pancreatic acinar cell tumors in rats was of sufficient concern to preclude approval of the Horizant NDA for RLS in its current form. The FDA acknowledged that similar findings were known for gabapentin at the time of its approval for refractory epilepsy, but concluded that the seriousness and severity of refractory epilepsy and the benefit to patients provided by gabapentin justified the potential risk. XenoPort and GlaxoSmithKline (GSK) are assessing the appropriate next steps in responding to this letter and will be communicating with FDA.
  The filing of an NDA by Astellas Pharma Inc. with the Pharmaceuticals and Medical Device Agency (PMDA) in Japan for XP13512 (gabapentin enacarbil) as a potential treatment for restless legs syndrome. The NDA filing triggered a $5.0 million milestone payment from Astellas to XenoPort.
  Results from a GSK-conducted Phase 2 clinical trial that evaluated Horizant in adult patients with neuropathic pain associated with post-herpetic neuralgia (PHN) who had a history of inadequate response to gabapentin doses of 1800 mg/day or higher. The double-blind, two-period, cross-over study demonstrated a statistically significant improvement in patients treated with 3600 mg/day of Horizant over 1200 mg/day of Horizant on the primary endpoint, which was the change from baseline to the end of the treatment period in the 24-hour average pain intensity score. Horizant was well tolerated at both doses in this study. The only treatment-emergent adverse event occurring in greater than or equal to 5% of subjects taking Horizant was nasopharyngitis.
  Initiation of a Phase 2b clinical trial of arbaclofen placarbil (AP) in patients with gastroesophageal reflux disease (GERD) who remain symptomatic despite treatment with proton pump inhibitors (PPIs). The trial is a multi-center, randomized, double-blind, placebo-controlled study designed to assess the efficacy and safety of AP as adjunctive therapy to PPIs.
  Preliminary results from an open-label, crossover, Phase 1b clinical trial of XP21279 administered with carbidopa in ten Parkinson’s disease patients who were sequentially administered L-Dopa/carbidopa three or four times per day for 14 days followed by administration of XP21279/carbidopa three times per day for 14 days. The primary objective of the study was the comparison of pharmacokinetic profiles of XP21279/carbidopa compared to L-Dopa/carbidopa. XP21279 taken three times a day showed less variation in average L-Dopa concentrations over 16 hours compared to L-Dopa/carbidopa dosed three or four times a day, with a lower peak to trough ratio. XP21279 was generally well tolerated.

XenoPort Fourth Quarter and Year-End 2009 Financial Results

Net revenue from unconsolidated joint operating activities was $0.4 million and $24.8 million for the fourth quarter and year ended December 31, 2009 compared to $4.2 million and $29.0 million for the same periods in 2008. The decrease in net revenue from unconsolidated joint operating activities for the fourth quarter of 2009 compared to the same quarter in the prior year was the result of a decrease in revenues recognized from up-front license and milestone payments under the GSK agreement and the recognition of XenoPort’s share of pre-launch operating losses of Horizant. The decrease in net revenue from unconsolidated joint operating activities for 2009 compared to 2008 was the result of a decrease in revenues recognized from up-front license and milestone payments under our GSK agreement and the recognition of our share of pre-launch operating losses of Horizant.

Collaboration revenues were $5.4 million and $9.5 million for the three months and 12 months ended December 31, 2009, compared to $6.4 million and $13.0 million for the same periods in 2008. The decrease in collaboration revenues for the three months and 12 months ended December 31, 2009 compared to the same periods in 2008 was the result of a decrease in revenues recognized under our agreement with Xanodyne Pharmaceuticals, Inc., which terminated in July 2009, partially offset by an increase in revenues recognized from milestone payments under our Astellas agreement.

Research and development expenses for the fourth quarter of 2009 were $16.7 million, compared to $22.3 million for the same period in 2008. The decrease in expenses for the quarter was primarily due to decreased development activities for AP, XP21279 and preclinical programs. Research and development expenses for 2009 were $70.7 million, compared to $83.2 million for the same period in 2008. The decrease in research and development expenses for 2009 was primarily due to decreased development activities for Horizant, AP and other development programs, partially offset by increased development costs for XP21279, as well as increased personnel costs resulting from increased headcount, including increased non-cash stock-based compensation.

Selling, general and administrative expenses were $8.1 million for the fourth quarter of 2009, compared to $7.8 million for the same period in 2008. Selling, general and administrative expenses were $31.8 million for 2009, compared to $26.4 million for 2008. The increase for both periods was primarily due to increased personnel and related costs resulting from increased headcount, including non-cash stock-based compensation.

Net loss for the fourth quarter of 2009 was $18.3 million, compared to net loss of $18.7 million for the same period in 2008. Net loss per basic and diluted share was $0.60 for the fourth quarter of 2009, compared to a net loss per basic and diluted share of $0.74 for the same period in 2008. Net loss for 2009 was $66.3 million, compared to a net loss of $62.5 million 2008. Net loss per basic and diluted share was $2.31 for 2009, compared to a net loss per basic and diluted share of $2.48 for 2008.

At December 31, 2009, XenoPort had cash and cash equivalents and short-term investments of $143.7 million.

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 56561397.

The replay of the conference call may be accessed that same day after 8:00 p.m. Eastern Time, via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers, or 706-645-9291 for international callers. The reference number to enter the replay of the call is 56561397.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. XenoPort is collaborating with Astellas Pharma Inc. and GSK to develop and commercialize XP13512 (known as Horizant in the United States). XenoPort’s product candidates are being studied for the potential treatment of restless legs syndrome, GERD, migraine headaches, neuropathic pain, spasticity and Parkinson’s disease.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to potential future interactions with the FDA related to the NDA for Horizant for the treatment of RLS; XenoPort’s and its partners’ future clinical development of Horizant/XP13512 and the timing thereof; XenoPort’s future clinical development programs for AP and XP21279 and the timing thereof; the release of additional clinical data and the timing thereof; the therapeutic and commercial potential of XenoPort’s product candidates; the suitability of Horizant/XP13512 as a treatment for RLS, neuropathic pain and migraine prophylaxis; the suitability of AP as a treatment for GERD and spasticity; the suitability of XP21279 as a treatment for Parkinson’s disease; XenoPort’s and its partners’ future clinical trials; and the regulatory process and the timing of regulatory actions. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “potential,” “will,” “would” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the uncertainty of the FDA approval process and other regulatory requirements; the uncertain results and timing of clinical trials; XenoPort’s or its partners’ ability to successfully conduct clinical trials in the anticipated timeframes, or at all; XenoPort’s dependence on its current and additional collaborative partners; and the uncertain therapeutic and commercial value of XenoPort’s product candidates. These and other risk factors are discussed under the heading "Risk Factors " in XenoPort' s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed with the Securities and Exchange Commission on November 4, 2009. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XNPT2F

XenoPort is a registered trademark of XenoPort, Inc.

Horizant is a trademark of GSK.

XENOPORT, INC.

BALANCE SHEETS
(Unaudited, in thousands)

	December 31,	December 31,
	2009	2008

Current assets:
Cash and cash equivalents	$36,255	$66,050
Short-term investments	107,413	86,733
Prepaids and other current assets	3,719	2,920
Total current assets	147,387	155,703
Property and equipment, net	10,726	11,470
Restricted investments and other assets	2,099	1,924
Total assets	$160,212	$169,097
Current liabilities:
Current liabilities	$15,638	$26,868
Total current liabilities	15,638	26,868
Other noncurrent liabilities	17,298	20,255
Stockholders’ equity (deficit):
Common stock	30	27
Additional paid-in capital and other	432,183	360,550
Accumulated deficit	(304,937)	(238,603)
Total stockholders’ equity	127,276	121,974
Total liabilities and stockholders’ equity	$160,212	$169,097

XENOPORT, INC.

STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues:
Net revenue from unconsolidated joint operating activities	$384	$4,237	$24,758	$28,981
Collaboration revenue	5,378	6,378	9,515	13,015
Total revenues	5,762	10,615	34,273	41,996
Operating expenses:
Research and development*	16,730	22,303	70,747	83,172
Selling, general and administrative*	8,112	7,760	31,807	26,391
Total operating expenses	24,842	30,063	102,554	109,563
Loss from operations	(19,080)	(19,448)	(68,281)	(67,567)
Interest income	149	706	1,229	4,640
Interest and other expense	(2)	–	(4)	(19)
Loss before income taxes	(18,933)	(18,742)	(67,056)	(62,946)
Income tax benefit	(585)	(16)	(722)	(406)
Net loss	$(18,348)	$(18,726)	$(66,334)	$(62,540)
Basic and diluted net loss per share	$(0.60)	$(0.74)	$(2.31)	$(2.48)
Shares used to compute basic and diluted net loss per share	30,374	25,314	28,766	25,180

* Includes employee non-cash stock-based compensation as follows:
Research and development	$2,379	$2,498	$10,101	$8,167
Selling, general and administrative	2,284	1,936	8,532	6,700
Total	$4,663	$4,434	$18,633	$14,867

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com